                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-12

                            DUKE REALTY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            DUKE REALTY CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

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

                         [DUKE REALTY CORPORATION LOGO]

                              600 EAST 96TH STREET
                                   SUITE 100
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 808-6000

                                 March 15, 2002

Dear Shareholder:

     The directors and officers of Duke Realty Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Wednesday, April 24, 2002, at 3:00 p.m. local time, at the Indianapolis Marriott North Hotel, 3645 River Crossing Parkway, Indianapolis, Indiana 46240. We believe that both the shareholders and management of Duke Realty Corporation can gain much through participation at this meeting. Our objective is to make it as informative and interesting as possible.

     The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, PLEASE MARK, SIGN, AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR VOTES ON THE BUSINESS MATTERS OF THE MEETING WILL BE RECORDED.

     We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the prepaid envelope attached.

     We look forward to seeing you on April 24.

                                            Sincerely,

                                            THOMAS L. HEFNER SIG
                                            Thomas L. Hefner
                                            Chairman and Chief Executive Officer

                         [DUKE REALTY CORPORATION LOGO]

                              600 EAST 96TH STREET
                                   SUITE 100
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 808-6000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 2002

     Notice is hereby given that the Annual Meeting of Shareholders of Duke Realty Corporation (the "Company") will be held at the Indianapolis Marriott North Hotel, 3645 River Crossing Parkway, Indianapolis, Indiana 46240 on Wednesday, April 24, 2002, at 3:00 p.m. local time. At this meeting, the shareholders will be asked to act on the following matters:

          1. To elect four (4) Directors of the Company;

          2. To ratify the appointment by the Board of Directors of KPMG LLP as the Company's independent auditors for the calendar year 2002; and

          3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     Only shareholders of record at the close of business on Monday, February 25, 2002 are entitled to notice of and to vote at the Annual Meeting. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum. Your vote is important regardless of the number of shares you own.

     The Company's Annual Report for the year ended December 31, 2001 is also enclosed.

                                            By order of the Board of Directors,

                                            /s/ John R. Gaskin
                                            John R. Gaskin
                                            Secretary

Indianapolis, Indiana
March 15, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY, AND MAIL IT IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY. RETURNING THE PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON ON ALL MATTERS BROUGHT BEFORE THE MEETING.

                         [DUKE REALTY CORPORATION LOGO]
                              600 EAST 96TH STREET
                                   SUITE 100
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 808-6000

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 2002

     The accompanying proxy is solicited by the Board of Directors of Duke Realty Corporation (the "Company") for use at the annual meeting of shareholders ("Annual Meeting"). The approximate date of the mailing of this proxy statement is March 15, 2002.

     Only shareholders of record as of the close of business on Monday, February 25, 2002 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, 131,777,158 shares of common stock were issued and outstanding.

     When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with any directions noted on the proxy. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by delivering to the Company (to the attention of John R. Gaskin, Secretary) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Each share of common stock outstanding on the record date is entitled to one vote on each item submitted to the shareholders for their consideration.

     The Company will bear the entire expense of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy and any additional materials furnished to shareholders. The Company does not expect that the solicitation will be made by specially engaged employees or paid solicitors. Although the Company might use such employees or solicitors if it deems them necessary, no arrangements or contracts have been made with any such employees or solicitors as of the date of this proxy statement. In addition to the use of the mail, solicitation may be made by telephone, telegraph, facsimile, electronically, cable or personal interview. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse such record holders for their reasonable expenses incurred in doing so.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Company's Articles of Incorporation (the "Articles") provide that the Board of Directors shall be divided into three classes with each class to be nearly equal in number as possible. The Articles also provide that the three classes of directors are to have staggered terms, so that the terms of only approximately one-third of the Board will expire at each Annual Meeting of Shareholders and each director serves a three-year term.

     Four Directors are to be elected at the Annual Meeting. Barrington H. Branch, Thomas L. Hefner, L. Ben Lytle and John W. Nelley, Jr. have been nominated for three-year terms expiring in 2005. All nominees are members of the present Board of Directors. If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

     The election of each Director requires the affirmative vote of at least a majority of the common shares present in person or represented by proxy and entitled to vote for the election of Directors. The holder of each outstanding share of common stock is entitled to vote for as many persons as there are Directors to be elected. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF THE FOLLOWING
NOMINEES:

NOMINEES FOR ELECTION AS DIRECTORS AT 2002 ANNUAL MEETING
FOR TERMS EXPIRING IN 2005

NAME, AGE, PRINCIPAL OCCUPATION(S) AND
BUSINESS EXPERIENCE DURING PAST 5 YEARS

BARRINGTON H. BRANCH, Age 61
Mr. Branch has served as President of The Branch-Shelton Company, LLC, a private investment banking firm, since 1998. From October 1991 to February 1997, Mr. Branch was President and Chief Executive Officer of DIHC Management Corporation, a wholly owned U.S. real estate investment subsidiary of Pensioenfonds PGGM. He has served as a director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company.

THOMAS L. HEFNER, Age 55
Mr. Hefner has served as Chairman of the Board and Chief Executive Officer of the Company since 1993. Mr. Hefner has served as a director of the Company since 1993 and also serves as a member of the board of directors for the National Association of Real Estate Investment Trusts, the Central Indiana Corporate Partnership and the Nature Conservancy of Indiana. In addition, he serves on the Dean's Advisory Council of Purdue University's Krannert School of Business.

L. BEN LYTLE, Age 55
Mr. Lytle has served as Chairman of Anthem, Inc., a national insurance and financial services firm since October, 1999. Prior to October 1999 and since 1997, Mr. Lytle was the Chairman, President and Chief Executive Officer of Anthem, Inc. From 1989 through 1997, he was the President and Chief Executive Officer of Anthem, Inc. Mr. Lytle has served as a director of the Company since 1996 and is a director of Anthem, Inc. and Monarch Coach, Inc. He is an Executive-in-Residence at the University of Arizona School of Business, Adjunct Fellow at the American Enterprise Institute and Senior Fellow at the Hudson Institute.

JOHN W. NELLEY, JR., Age 53
Mr. Nelley has served as a Managing Director of the Company with responsibilities for the Company's office and industrial activities in Nashville, Tennessee since 1999 and served in that same capacity for Weeks Corporation from 1996 to 1999. He has served as a director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company.

CONTINUING DIRECTORS

     The continuing Directors listed in the table below will continue in office until expiration of their terms.

NAME, AGE, PRINCIPAL OCCUPATION(S) AND
BUSINESS EXPERIENCE DURING PAST 5 YEARS

DIRECTORS WHOSE TERMS EXPIRE IN 2003

HOWARD L. FEINSAND, Age 54
Mr. Feinsand has served as Executive Vice President and General Counsel of the Company since August, 1999. Mr. Feinsand also directs the Company's real estate acquisition and disposition division. Prior to joining the Company in August 1999 and since 1996, Mr. Feinsand was the Founder and Principal of Choir Capital Ltd. He has served as a director of the Company since 1988.

WILLIAM O. MCCOY, Age 68
Mr. McCoy has been a partner of Franklin Street Partners, an investment management firm in Chapel Hill, North Carolina since 1997. From April 1999 to August 2000, Mr. McCoy also served as Interim Chancellor of the University of North Carolina. Mr. McCoy was Vice President-Finance for the University of North Carolina from February 1995 to November 1998. He retired as Vice Chairman of Bell South Corporation in January 1995. He has served as a director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company. Mr. McCoy also serves on the board of directors of Progress Energy, Inc., Fidelity Investments, Liberty Corporation and Acterna Corporation.

JAMES E. ROGERS, Age 54
Mr. Rogers has served Vice Chairman, President and Chief Executive Officer of Cinergy Corp., a regional utility holding company since December 2000. He held the position of Vice Chairman, President and Chief Operating Officer of Cinergy Corp. from 1994 to December 2000. Mr. Rogers has served as a director of the Company since 1994 and also currently serves on the board of directors of Cinergy Corp. and Fifth Third Bancorp.

DIRECTORS WHOSE TERMS EXPIRE IN 2004

GEOFFREY BUTTON, Age 53
Mr. Button has been engaged as an independent real estate and financing consultant since 1995. Prior to December 1995, he was the Executive Director of Wyndham Investments, Ltd., a property holding company of Allied Domecq Pension Funds. Mr. Button has served as a director of the Company since 1993.

WILLIAM CAVANAUGH III, Age 63
Mr. Cavanaugh has been the Chairman, President and Chief Executive Officer of Progress Energy, Inc. and its predecessor companies since August 1999. He previously served as President and Chief Executive Officer of Carolina Power & Light Company (CP&L), one of the predecessors to Progress Energy, Inc., from October 1996 to August 1999 and as President and Chief Operating Officer of CP&L from September 1992 to October 1996. He has served as a director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company.

NGAIRE E. CUNEO, Age 51
Ms. Cuneo served as a consultant to Conseco, Inc. from March 2001 through December 2001. From 1992 through March 2001, she was an Executive Vice President of Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Ms. Cuneo has served as a director of the Company since 1995.

CHARLES R. EITEL, Age 52
Mr. Eitel has served as Chairman and Chief Executive Officer of The Simmons Company, an Atlanta based manufacturer of mattresses, since 2000. From February 1997 through January 2000, Mr. Eitel was the President and Chief Operating Officer of Interface, Inc. He currently serves on the board of directors of The Simmons Company and American Fidelity Assurance. He has served as a director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company.

DARELL E. ZINK, JR., Age 55
Mr. Zink has served as the Company's Executive Vice President and Chief Financial Officer since 1993. He has been with the Company since 1982 and has served a director since 1993. Mr. Zink also serves as a member of the board of directors of Citizens Gas & Coke Utility, Fifth Third Bank of Indiana, the CICOA Foundation, the Indianapolis Chamber of Commerce and VEI/IMM (a subsidiary of Community Hospitals), Vanderbilt University Alumni Board and Educational Choice. He also serves as the chairman of the Inroads Advisory Board.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                            COMMITTEES OF THE BOARD

     The Board of Directors of the Company has established the following
Committees:

ASSET COMMITTEE

     The Asset Committee reviews and authorizes property developments, property acquisitions, property dispositions and lease transactions exceeding certain threshold amounts established by the committee. It also reviews and approves the business terms of all significant joint ventures entered into by the Company.

AUDIT COMMITTEE

     The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices, the quality and integrity of the financial reports and other operating controls of the Company. The committee also recommends the selection of the independent auditors to the Board of Directors and oversees the auditors' activities.

EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee reviews and approves the Company's compensation strategies, programs, plans and policies. It also oversees the administration of all Company officer and employee benefit plans. In addition, the committee reviews and determines the individual elements of compensation for the executive officers of the Company.

FINANCE COMMITTEE

     The Finance Committee reviews the current and long-term capital raising strategies and policies of the Company, including significant borrowings, the issuance and redemption of preferred and common stock, the establishment and payment of dividends and other significant financial transactions.

GOVERNANCE COMMITTEE

     The purpose of the Governance Committee is to make recommendations to the Board of Directors regarding corporate governance policies and practices, to recommend criteria for membership on the Board of Directors, to nominate members to the Board of Directors and to make recommendations to the Board of Directors concerning the members, size and responsibilities of each of the Committees.

     Shareholders who wish to suggest qualified Board candidates to the Governance Committee should write to the Secretary of the Company, at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, stating in detail the candidate's qualifications for consideration by the Board. A shareholder who wishes to nominate a director must also comply with certain procedures set forth in the Company's By-Laws.

     The members of the Board of Directors and the Committees, and the number of meetings held during 2001, follow:

                                   BOARD     ASSET     AUDIT     COMPENSATION    FINANCE    GOVERNANCE
                                   ------    ------    ------    ------------    -------    ----------
Mr. Branch.....................    Member    Member    Member
Mr. Button.....................    Member                          Chair         Member
Mr. Cavanaugh..................    Member              Member     Member                     Chair
Ms. Cuneo......................    Member    Member    Chair
Mr. Eitel......................    Member    Chair                               Member
Mr. Feinsand...................    Member
Mr. Hefner.....................    Chair
Mr. Lytle......................    Member              Member     Member                     Member
Mr. McCoy......................    Member              Member     Member                     Member
Mr. Nelley.....................    Member                                        Member
Mr. Rogers.....................    Member                         Member         Chair       Member
Mr. Zink.......................    Member    Member                              Member
Number of 2001 Meetings........      4         7         4           4             5           4

     In 2001, all directors attended at least 75% of the meetings of the Board of Directors, including meetings of the Committees of which they were members.

COMPENSATION OF DIRECTORS

     Each non-employee director is entitled to receive 1,200 shares of Company common stock as annual compensation. Non-employee directors also receive a fee of $2,500 for attendance at each meeting of the Board of Directors. In addition, the non-employee directors receive $500 for participation in each telephonic meeting of the Board and for participation in each committee meeting not held in conjunction with a regularly scheduled Board meeting. Directors who serve as the chairperson of a Committee receive an additional $1,000 per year for such service. Officers of the Company who are also directors receive no additional compensation for their services as directors.

     The non-employee directors may elect to defer the receipt of their annual cash and stock director fees pursuant to the Company's Directors' Deferred Compensation Plan. The deferred fees and earnings thereon are to be paid to the directors after they cease to be members of the Board. Deferred fees that are otherwise payable in stock must be invested in a "deferred stock account". Annual cash fees may be deferred in either a deferred stock account or an "interest account."

     - Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred compensation in Company stock. Funds in this account are credited as hypothetical shares of Company stock based on the market price of the stock at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be paid and reinvested in additional hypothetical shares based upon the market price of the stock on the date the dividends are paid. Actual shares are only issued when a director ends his or her service.

     - Interest Account. Amounts in this account earn interest at the prime rate. The rate is adjusted quarterly. The aggregate amount of interest that accrued in 2001 for the participating directors was $1,135.

     Directors are entitled to receive grants of stock options and dividend increase units under the Company's 1999 Director's Stock Option and Dividend Increase Unit Plan. Pursuant to this plan, Directors that do not receive grants of stock options under any other Company plan for a year are entitled to receive a grant of 2,500 stock options and dividend increase units at the first meeting of the Company's Executive Compensation Committee of each year.

                          OWNERSHIP OF COMPANY SHARES

     The Company has one class of voting common stock (the "Common Shares") outstanding of which 131,777,158 Common Shares were outstanding as of the close of business on March 1, 2002. The Company indirectly owns approximately 88.6% of the partnership interests of Duke Realty Limited Partnership ("DRLP"). Each limited partnership unit ("Unit") of DRLP may be redeemed for one Common Share at the option of the unitholder. The total number of Common Shares and Units (other than Units owned by the Company) outstanding as of the close of business on March 1, 2002 was 148,707,282.

     The following table shows, as of March 1, 2002, the number and percentage of Common Shares and Units held by (i) the Directors, (ii) Mr. Hefner and the four most highly compensated executive officers other than Mr. Hefner (the "Named Executive Officers"), (iii) the Company's Directors and executive officers as a group, and (iv) each person known to the Company that beneficially owned more than 5% of the issued and outstanding Common Shares.

                                          NUMBER OF
                                        COMMON SHARES                PERCENT OF ALL    EFFECTIVE ECONOMIC
                                          AND UNITS     PERCENT OF       COMMON           OWNERSHIP OF
                                        BENEFICIALLY      COMMON       SHARES AND         DIRECTORS AND
BENEFICIAL OWNER                          OWNED(1)      SHARES(2)        UNITS        EXECUTIVE OFFICERS(3)
----------------                        -------------   ----------   --------------   ---------------------
DIRECTORS AND OFFICERS:
Darell E. Zink, Jr....................    1,753,563(4)     1.32%          1.18%             1,585,500
Thomas L. Hefner......................    1,542,168(5)     1.16%          1.04%             1,318,418
John W. Nelley, Jr....................    4,247,843(6)     3.13%          2.85%               948,588
Gary A. Burk..........................      347,422(7)      (9)            (9)                231,421
Geoffrey Button.......................      120,080(8)      (9)            (9)                111,080
Howard L. Feinsand....................      139,418(8)      (9)            (9)                104,281
William E. Linville, III..............      197,738(8)      (9)            (9)                102,643
Richard W. Horn.......................      228,164(8)      (9)            (9)                 85,288
Ngaire E. Cuneo.......................       94,080(8)      (9)            (9)                 85,080
James E. Rogers.......................       85,287(8)      (9)            (9)                 76,287
Dennis D. Oklak.......................      177,269(8)      (9)            (9)                 77,050
Barrington H. Branch..................       62,670(8)      (9)            (9)                 52,890
L. Ben Lytle..........................       25,752(8)      (9)            (9)                 16,752
William O. McCoy......................       42,034(8)      (9)            (9)                 15,694
William Cavanaugh III.................       22,098(8)      (9)            (9)                  8,178
Charles R. Eitel......................       28,548(8)      (9)            (9)                  2,760
All Directors and executive officers
  as a group (18 persons).............    9,224,730        6.69%          6.16%             4,958,758
5% OWNERS:
Stichting Pensioenfonds ABP(10).......    8,000,000        6.07%          5.38%                   N/A
FMR Corp.(11).........................    7,245,134        5.50%          4.87%                   N/A

---------------
 (1) Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the Common Shares and Units reported in this column to be owned by such person.

 (2) Assumes that only Units owned by the reporting person are redeemed for Common Shares and that any stock options held by the reporting person and exercisable within the next 60 days are exercised.

 (3) Excludes the portion of any beneficial interest in Common Shares and Units in which the economic benefit of such Common Shares and Units are attributable to persons other than the reporting person and his or her family. Also excludes any beneficial interest in stock options.

 (4) Includes 1,010,414 Common Shares owned by Mr. Zink, members of his family and a family partnership controlled by Mr. Zink, 17,042 Common Shares owned by a private charitable foundation controlled by Mr. Zink and his family and 99,058 stock options that are exercisable within the next 60 days by Mr. Zink. Also includes 561,514 Units owned directly by Mr. Zink and 65,535 Units owned by a corporation in which Mr. Zink owns a 20.71% beneficial interest.

 (5) Includes 679,239 Common Shares and 71,787 stock options that are exercisable within the next 60 days by Mr. Hefner, members of his family and a family partnership controlled by Mr. Hefner; 100,000 Common Shares owned by a private charitable foundation controlled by Mr. Hefner and his family; 46,100 Common Shares owned by a charitable trust in which Mr. Hefner's children are residual beneficiaries; 579,506 Units owned directly by Mr. Hefner; and 65,535 Units owned by a corporation in which Mr. Hefner owns a 20.71% beneficial interest.

 (6) Includes 91,576 Common Shares owned by Mr. Nelley, 12,749 Common Shares held by trusts of which Mr. Nelley is a trustee but in which he disclaims any beneficial interest, 1,380 Common Shares held by a partnership in which Mr. Nelley is a 34% general partner and 169,877 stock options that are that are exercisable within the next 60 days by Mr. Nelley. Also includes 138,000 Common Shares and 3,834,261 Units held by a partnership in which Mr. Nelley is a general partner and a 21.6% owner.

 (7) Includes 140,721 Common Shares owned by Mr. Burk, 55,388 stock options that are exercisable within the next 60 days by Mr. Burk, 85,778 Units owned directly by Mr. Burk, and 65,535 Units owned by a corporation in which Mr. Burk owns a 7.51% beneficial interest.

 (8) Includes the following shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days:

Mr. Button.................   9,000      Mr. Horn...................   142,876
Mr. Branch.................   9,780      Mr. Linville...............    95,095
Mr. Cavanaugh..............  13,920      Mr. Lytle..................     9,000
Ms. Cuneo..................   9,000      Mr. McCoy..................    26,340
Mr. Eitel..................  25,788      Mr. Oklak..................   100,219
Mr. Feinsand...............  35,137      Mr. Rogers.................     9,000

 (9) Less than 1%.

(10) According to Amendment No. 1 to Schedule 13D dated December 19, 2000 filed by Stichting Pensioenfonds ABP ("ABP") with the Securities and Exchange Commission (the "SEC"), ABP has the sole voting and dispositive power with respect to 8,000,000 Common Shares. The address of ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Netherlands.

(11) According to a Schedule 13G dated February 14, 2002 filed by FMR Corp. ("FMR") and related parties with the SEC, of the total shares reported: FMR beneficially owns 7,245,134 Common Shares; Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, beneficially owns 5,569,886 Common Shares; Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, beneficially owns 1,673,558 Common Shares and Strategic Advisers, Inc., a wholly-owned subsidiary of FMR, beneficially owns 1,690 Common Shares. Also included as reporting persons are Edward C. Johnson 3d, chairman of FMR, and Abigail P. Johnson, a director of FMR. The address of FMR and the other reporting persons is 82 Devonshire Street, Boston, Massachusetts 02109.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of five directors, each of whom is independent as defined by the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter approved by the Board of Directors.

     Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company's 2001 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

                                AUDIT COMMITTEE
                             Ngaire E. Cuneo, Chair
                              Barrington H. Branch
                             William Cavanaugh, III
                                  L. Ben Lytle
                                William O. McCoy

                      FEES PAID TO INDEPENDENT ACCOUNTANTS

     The Company incurred the following fees for services rendered by KPMG LLP, the Company's independent accountants, during 2001:

AUDIT SERVICES

     $410,000 was incurred for annual audit fees and quarterly review fees associated with the Company's annual financial statements and quarterly reports.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION SERVICES

     None.

ALL OTHER SERVICES

     $45,000 was paid to KPMG LLP for matters primarily related to audits of employee benefit plans and the review of certain SEC filings. In addition, $525,000 was paid to KPMG Corporate Finance, LLC (an entity 20% owned by KPMG
LLP) for capital markets services rendered in connection with the sale of a division of the Company.

     The Audit Committee has determined that the rendering of the non-audit services by KPMG LLP is compatible with maintaining the auditor's independence.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     This report contains information on various aspects of the compensation of the Company's executives. In particular, it contains information regarding the cash and equity compensation of the Named Executive Officers.

EXECUTIVE COMPENSATION PHILOSOPHY
     The Executive Compensation Committee (the "Compensation Committee") of the Board of Directors makes all decisions about compensation for the Company's executive officers, including the Named Executive Officers. The primary objectives of the Compensation Committee in determining total compensation of the Company's executive officers are (i) to enable the Company to attract and retain high quality executives by providing total compensation opportunities with a combination of compensation elements which are at or above competitive opportunities, and (ii) to align shareholder interests and executive rewards by providing substantial incentive opportunities to be earned by the executives if they meet pay-for-performance standards designed to increase long-term shareholder value. In order to accomplish these objectives, the Compensation Committee established an executive compensation program which provides (i) annual base salaries at or near the market median, (ii) annual incentive opportunities which reward the executives for achieving or surpassing performance goals which represent norms of excellence for the real estate industry, and (iii) long-term incentive opportunities which are directly related to increasing shareholder value. The Compensation Committee has also adopted a Special Compensation Plan to provide compensation incentives to executives based upon earnings realized by the Company outside of its core business of commercial real estate.

     The Compensation Committee reviews compensation levels for the executive officers of the Company near the beginning of each calendar year. In determining compensation for a specific executive, the Compensation Committee considers many factors including the nature of the executive's job, the executive's job performance, the compensation levels of competitive jobs, and the financial performance of the Company. For executive officers other than the Chief Executive Officer, the Compensation Committee also considers the recommendations of the Chief Executive Officer. The Compensation Committee also considers competitive market data compiled from independent sources.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limitation on the deductibility of nonperformance based compensation in excess of $1 million paid to certain executive officers. Although the Company's long-term incentive plans have been designed to comply with the performance-based requirements of Section 162(m), not all compensation paid by the Company to its executives in 2001 met such requirements. However, the Company did not pay any compensation in 2001 that was not deductible under
Section 162(m), and does not anticipate paying any nondeductible compensation in 2002.

BASE SALARIES AND ANNUAL CASH INCENTIVES
     The base salaries for the Company's executive officers (including the Named Executive Officers) are established after a review by the Compensation Committee of the salaries paid to executive officers of a comparison group of other publicly traded real estate investment trusts. Other factors considered include the individual's experience, performance and level of responsibility.

     The Committee establishes an annual cash incentive target at the beginning of each year for each executive officer. The actual amount paid to an executive is based upon the Committee's assessment of (i) the Company's overall performance versus goals established by the Committee, and (ii) each executive's individual performance, with a higher emphasis on overall Company performance for the most senior executives. The overall Company performance factor is based upon a three-tier measurement system consisting of funds from operations ("FFO") growth per Common Share, return on shareholders' equity and return on real estate investments.

LONG-TERM INCENTIVE OPPORTUNITIES
     The amount of long-term incentive awarded to the Company's executive officers (including the Named Executive Officers) on an annual basis is determined at the discretion of the Compensation Committee but is tied to overall corporate and business segment performance, the participant's level of responsibility within the Company and the participant's individual performance. The long-term incentive opportunities consist of stock options ("Options"), dividend increase units ("DIUs"), shareholder value plan grants and performance share plan grants.

     Stock Option and Dividend Increase Unit Plans: The objectives of the Option and DI Uplans are to provide executive officers with long-term incentive opportunities aligned with the shareholder benefits of an increased Common Share value and increased annual dividends. The number of Options and DIUs issued to each executive is determined annually by the Compensation Committee, with one DIU granted for each Option that is granted. The Options and DIUs are for terms of no more than ten years. With certain limited exceptions, awards made under the Option and DIU plans vest 20% per year over a five-year period. The Options may not be issued for less than the fair market value of the Company's Common Shares on the date of grant. The value of each DIU at the date of exercise is determined by calculating the percentage of the Company's annualized dividend per Common Share to the market value of one Common Share (the "Dividend Yield") on the that date the DIU is granted, and dividing the increase in the Company's annualized dividend from the date of grant to the date of exercise by such Dividend Yield.

     Shareholder Value Plan: The objective of the shareholder value plan is to provide executive officers with long-term incentive opportunities directly related to providing total shareholder return in excess of the median of independent market indices. The annual shareholder value plan award for each executive is determined by the Compensation Committee. The award vests entirely three years after the date of grant and the amount paid is based upon the Company's total shareholder return for such three year period as compared to independent market indices. The independent market indices used for comparison are the S&P 500 Index and the Equity REIT Total Return Index published by the National Association of Real Estate Investment Trusts ("NAREIT"). The amount of the award payable may range from a low of zero, if both of the rankings of the Company's returns are less than the 50th percentile of both of the indices, to a high of 300% of the award if the rankings of both of the Company's returns are in the 90th percentile or higher of both of the indices, with 100% of the award being payable at the 60th percentile.

     Performance Share Plan: The performance share plan provides payments to executive officers based upon the Company's attainment of certain predefined levels of earnings growth. At the beginning of each calendar year, the Compensation Committee sets a targeted earnings growth percentage for the year. Awards vest over a period determined by the Committee based upon the actual earnings growth of the Company in comparison to the targeted growth. Awards are granted at the discretion of the Compensation Committee after considering (i) the participant's position and level of responsibilities within the Company, and
(ii) the overall compensation of the executive relative to competitive overall compensation levels for such position. Awards under this plan will not necessarily be made on an annual basis. Awards under the plan are made in the form of "performance shares", with each performance share economically equivalent to a Common Share. Upon the retirement of a participant or other event causing a termination of employment, the value of vested performance shares are paid in cash or in Common Shares.

SPECIAL COMPENSATION PLAN
     The purpose of the Special Compensation Plan is to provide an incentive to the Company's management (including the Named Executive Officers) to generate additional earnings for the Company through the investment of the Company's financial and/or intellectual capital outside of the core business of commercial real estate. The Compensation Committee makes the determination of whether income from a particular investment will be eligible for the Special Compensation Plan at the time of the investment. The amount payable under the Special Compensation Plan will equal 20% of the excess of any proceeds ultimately received by the Company from the disposition of an eligible investment over the sum of (i) the Company's capital used for the investment, and (ii) a 15% compounded cumulative annual return on such capital. Participants will share in the incentives paid from the plan based upon the ratio of their total annual compensation to the total annual compensation of all eligible participants. The amount payable under the plan for a particular investment will be limited to a multiple of each participant's annual compensation. For executive officers, the limit equals two times annual compensation. In addition to this limitation, the Compensation Committee in all cases has the sole discretion to determine the amount and timing of any payments made under the plan. No awards have been paid under this plan to date and no such payments are expected in 2002.

COMPENSATION OF CHIEF EXECUTIVE OFFICER
     The compensation awarded to Mr. Hefner in 2001 consisted of the same elements as the other Named Executive Officers, including an annual base salary, an annual cash incentive award, and grants under the Company's long-term incentive plans.

     Base Salary: The Compensation Committee determines Mr. Hefner's annual salary after considering his performance level and experience with the Company and after reviewing a survey of compensation paid to CEO's of comparable equity based REITs. Based on these factors, Mr. Hefner received a salary of $360,000 for 2001.

     Annual Cash Incentive: Mr. Hefner receives an annual cash incentive bonus determined by the Compensation Committee. At the beginning of each calendar year, the Committee establishes a target amount of the award. The amount actually paid is based upon the attainment of certain corporate performance measurements as compared to predetermined targets. These performance measurements include FFO growth per Common Share, return on shareholders' equity and return on real estate investments. For 2001, the Company's FFO growth was 6.50% per Common Share, its return on shareholders' equity was 13.74% and its return on real estate investments was 10.47%. Based upon these results versus the pre-determined targets, the Compensation Committee determined that Mr. Hefner was entitled to an annual cash incentive award of $65,000 for 2001. At Mr. Hefner's suggestion, the Compensation Committee eliminated this cash incentive award and approved the payment of a like amount to a trust that will be exclusively used to provide additional benefit programs to employees.

     Long-Term Incentive Opportunity Awards: Mr. Hefner is eligible for Option and DIU grants with a value equal to a percentage of his annual base salary. In January 2001, Mr. Hefner received (i) the grant of an option to purchase 27,608 Common Shares at a price of $24.98 per share, (ii) the grant of 27,608 DIUs with a Dividend Yield of 6.89%, and (iii) the award of a targeted amount of $100,000 under the Shareholder Value Plan.

     Mr. Hefner received a performance share plan grant with a value of $200,000 in 2000. No awards were made under this plan in 2001. The award granted in 2000 contains annual variable vesting provisions, with the amount vested based upon a comparison of actual FFO growth per Common Share to a target established annually by the Compensation Committee. The annual vesting percentages range from 0% to 30%. For 2000 and 2001, the actual FFO growth per Common Share for the Company was 12.33% and 6.50%, respectively. The earnings growth targets established by the Compensation Committee for those years were 10.01% and 7.32%, respectively. Based upon the targets set by the Committee and the formulas contained in the plan, Mr. Hefner was vested in 30% of the 2000 award on January 1, 2001 and in 12% of the 2000 award on January 1, 2002.

     In February 2001, Mr. Hefner received a payment of $95,860 pursuant to a grant under the shareholder value plan made in 1998. In February 2002, Mr. Hefner received a payment of $70,546 pursuant to a grant under the shareholder value plan made in 1999. The payout percentages of these awards as determined by formulas contained in that plan were 143.79% and 84.66% for the grants made in 1998 and 1999, respectively.

                             COMPENSATION COMMITTEE
                             Geoffrey Button, Chair
                             William Cavanaugh III
                                  L. Ben Lytle
                                William O. McCoy
                                James E. Rogers

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Compensation Committee is comprised of five non-employee directors: Messrs. Button. Cavanaugh, Lytle, McCoy and Rogers. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors, nor has such interlocking relationship existed in the past.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Duke Realty Severance Pay Plan (the "Severance Plan") provides for the payment of severance amounts to certain key Company officers if, within one year following a change in control of the Company, the officer's employment with the Company is terminated by the Company other than "for cause" or if an officer voluntarily terminates his or her employment because of a reduction in the officer's pay or his forced relocation. A "Level One" participant will receive two times the sum of the compensation awarded to such terminated participant for the calendar year preceding the date of termination and a "Level Two" participant will receive an amount equal to his prior year compensation. All of the Named Executive Officers participate in the Severance Plan, and the Compensation Committee has designated each of these participants as eligible for Level One benefits.

     On July 2, 1999, Weeks Corporation ("Weeks") was merged with and into the Company (the "Merger"). Prior to the Merger, Weeks entered into change of control agreements with certain of its officers. The Company assumed the obligations of Weeks under these agreements on the effective date of the merger. Under these agreements, John W. Nelley, Jr., a director and officer of the Company, is entitled to receive severance payments based upon a multiple of his current compensation, plus immediate vesting of his stock options, if his employment is terminated without cause before July 2, 2002.

                               PERFORMANCE GRAPH

     The following graph compares, over the five years ending December 31, 2001, the cumulative total shareholder return on the Company's Common Shares with the cumulative total return of the S&P 500 Index and the cumulative total return of the NAREIT Equity REIT Total Return Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                      COMPANY COMMON SHARES, S&P 500 INDEX
                  AND NAREIT EQUITY REIT TOTAL RETURN INDEX *

                              [PERFORMANCE GRAPH]

                                                          FISCAL YEARS ENDED DECEMBER 31
                                   -----------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                       1996         1997         1998         1999         2000         2001
----------------------------------------------------------------------------------------------------------------
 THE COMPANY                          100.00       132.81       134.85       121.07       164.90       175.20
 NAREIT                               100.00       120.26        99.21        94.63       119.58       136.24
 S&P                                  100.00       133.36       171.47       207.55       188.66       166.23

* Assumes that the value of the investment in the Company's Common Shares and each index was $100 on December 31, 1996 and that all dividends were reinvested.

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation awarded, earned by, or paid to the Company's chief executive officer and the Company's four other most highly compensated executive officers (the "Named Executive Officers") during the last three fiscal years.

                                                                        LONG-TERM                   LONG-TERM
                                                                       COMPENSATION                COMPENSATION
                                                                          AWARDS                     PAYOUTS
                                                          --------------------------------------   ------------
                                  ANNUAL COMPENSATION     SHAREHOLDER   PERFORMANCE   SECURITIES   SHAREHOLDER        (3)
NAME AND                         ----------------------   VALUE PLAN    SHARE PLAN    UNDERLYING    VALUE PLAN     ALL OTHER
PRINCIPAL POSITION        YEAR    SALARY        BONUS      AWARDS(2)     AWARDS(4)    OPTIONS(#)   PAYMENTS(2)    COMPENSATION
------------------        ----   --------      --------   -----------   -----------   ----------   ------------   ------------
Thomas L. Hefner(1).....  2001   $360,000      $      0    $100,000      $      0       27,608       $ 95,860        $6,048
  Chairman and            2000    360,000             0      91,667       200,000       31,609         41,951         6,285
  Chief Executive
    Officer               1999    304,000       300,000      70,546             0       24,920         64,238         6,184
Richard W. Horn.........  2001   $300,000      $125,000    $116,667      $      0       32,210       $119,825        $6,048
  President               2000    252,308       350,000      91,667       500,000       31,609         45,764         6,285
                          1999    196,000       325,000      77,601             0       27,412         85,650         6,184
William E. Linville
  III...................  2001   $220,000      $125,000    $100,000      $      0       27,608       $119,825        $6,048
  Executive Vice
    President,            2000    220,000       325,000      83,333       200,000       28,736         45,764         6,285
  Midwest Region          1999    196,000       300,000      70,546             0       24,920         85,650         6,184
Gary A. Burk............  2001   $220,000      $125,000    $100,000      $      0       27,608       $ 71,895        $6,048
  Executive Vice
    President,            2000    220,000       325,000      91,667       175,000       31,609         41,951         6,285
  Construction            1999    196,000       300,000      66,667             0       19,936         64,238         6,184
Dennis D. Oklak.........  2001   $220,000      $125,000    $ 91,667      $      0       25,308       $ 71,895        $6,048
  Executive Vice
    President,            2000    220,000       300,000      83,333       175,000       28,736         22,882         6,285
  Treasurer and           1999    196,000       275,000      56,437             0       19,936         39,256         6,184
  Chief Admin. Officer

---------------
(1) As discussed in the Report of the Executive Compensation Committee, at Mr. Hefner's request, Mr. Hefner did not receive a bonus for 2000 or 2001.

(2) Represents awards and payments made under the Company's shareholder value plan. See a description of this plan under the heading above entitled "Report of the Executive Compensation Committee -- Long-Term Incentive Plan Opportunities."

(3) Represents Company match and profit sharing contributions to the Company's 401(k) and profit sharing plan.

(4) Under the performance share plan, awards are made in the form of performance units, each of which is equivalent to one Common Share. The value of the awards noted in the above table is based on the closing price of the Company's Common Shares on the date of grant. The awards have variable vesting provisions over 5-year terms that are based on the achievement of certain FFO growth targets for the Company. Awards are not paid until retirement or termination of employment. Dividends are paid on the awards in cash or additional performance units, at the election of the participant. As of December 31, 2001, the number of vested and unvested performance shares for the Named Executive Officers were as follows:

                                                                   $ VALUE     $ VALUE
                                         # VESTED    # UNVESTED     VESTED     UNVESTED
                                         --------    ----------    --------    --------
Mr. Hefner...........................     3,472         5,848      $ 84,474    $142,282
Mr. Horn.............................     8,679        14,622       211,160     355,753
Mr. Linville.........................     3,472         5,848        84,474     142,282
Mr. Burk.............................     2,193         5,118        53,356     124,521
Mr. Oklak............................     3,038         5,118        73,915     124,521

                          STOCK OPTION GRANTS IN 2001

     The following table contains information concerning stock option grants made to each of the Named Executive Officers during 2001 under the Company's 1995 Stock Option Plan.

                                                                      INDIVIDUAL GRANTS
                                              ------------------------------------------------------------------
                                               NUMBER OF
                                              SECURITIES     % OF TOTAL
                                              UNDERLYING      OPTIONS      EXERCISE                   GRANT DATE
                                                OPTIONS      GRANTED TO    PRICE PER    EXPIRATION     PRESENT
                   NAME                       GRANTED(1)     EMPLOYEES       SHARE         DATE        VALUE(2)
                   ----                       -----------    ----------    ---------    ----------    ----------
Thomas L. Hefner..........................      27,608         3.97%        $24.98       1/31/11       $60,591
Richard W. Horn...........................      32,210         4.63%         24.98       1/31/11        70,691
William E. Linville, III..................      27,608         3.97%         24.98       1/31/11        60,591
Gary A. Burk..............................      27,608         3.97%         24.98       1/31/11        60,591
Dennis D. Oklak...........................      25,308         3.64%         24.98       1/31/11        55,543

---------------
(1) With the exception of options that qualify as incentive stock options under
    Section 422 of the Code, the options may be transferred to immediate family members or entities beneficially owned by such family members.

(2) These values were established using the Black-Scholes stock option valuation model. The following assumptions were used in the model: expected volatility of 20.1%, risk-free interest rate of 4.97%, dividend yield of 7.5%, and expected life of the options of 6.0 years. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company's Common Shares on the date of exercise.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table contains information concerning option exercises and option holdings by each of the Named Executive Officers for 2001.

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                 SHARES                       OPTIONS AT 12/31/01                AT 12/31/01(1)
                               ACQUIRED ON     VALUE      ----------------------------    ----------------------------
           NAME                 EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
           ----                -----------    --------    -----------    -------------    -----------    -------------
Thomas L. Hefner...........      56,400       $732,707       64,466         78,033         $320,170        $141,781
Richard W. Horn............      47,000        616,875      117,051         92,261          639,709         161,591
William E. Linville, III...      77,288        853,716       71,263         83,866          254,101         149,743
Gary A. Burk...............      74,218        800,867       34,111         73,146          117,684         137,839
Dennis D. Oklak............           0              0       83,659         67,365          688,510         122,102

---------------
(1) Based upon the closing price of the Company's Common Shares on December 31, 2001 of $24.33 less the exercise price per Common Share.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

     The following table sets forth awards made to the Named Executive Officers in 2001 under the Company's dividend increase unit plan and shareholder value plan.

                                                                                 ESTIMATED FUTURE
                                                                                      PAYOUTS
                                       NUMBER OF     PERFORMANCE                  UNDER NON-STOCK
                                        SHARES,        PERIOD                   PRICED-BASED-PLANS
                            DATE OF     DIUS, OR        UNTIL                   -------------------
           NAME              GRANT    OTHER RIGHTS     PAYOUT      THRESHOLD     TARGET    MAXIMUM
           ----             -------   ------------   -----------   ---------    --------   --------
Thomas L. Hefner
  Dividend Increase Unit
     Plan(1)..............  1/31/01   27,608 DIUs          N/A        N/A            N/A        N/A
  Shareholder Value
     Plan(2)                 1/1/01           N/A      3 Years        $ 0       $100,000   $300,000
Richard W. Horn
  Dividend Increase Unit
     Plan(1)..............  1/31/01   32,210 DIUs          N/A        N/A            N/A        N/A
  Shareholder Value
     Plan(2)                 1/1/01           N/A      3 Years        $ 0       $116,667   $350,000
William E. Linville, III
  Dividend Increase Unit
     Plan(1)..............  1/31/01   27,608 DIUs          N/A        N/A            N/A        N/A
  Shareholder Value
     Plan(2)                 1/1/01           N/A      3 Years        $ 0       $100,000   $300,000
Gary A. Burk
  Dividend Increase Unit
     Plan(1)..............  1/31/01   27,608 DIUs          N/A        N/A            N/A        N/A
  Shareholder Value
     Plan(2)                 1/1/01           N/A      3 Years        $ 0       $100,000   $300,000
Dennis D. Oklak
  Dividend Increase Unit
     Plan(1)..............  1/31/01   25,308 DIUs          N/A        N/A            N/A        N/A
  Shareholder Value
     Plan(2)                 1/1/01           N/A      3 Years        $ 0       $ 91,667   $275,000

---------------
(1) Under the Company's dividend increase unit plan, DIUs are granted to key employees. DIUs vest over a five-year period at 20% per year. The value of each DIU at the date of exercise is determined by calculating the Dividend Yield at the date the DIU is granted and dividing the increase in the Company's annualized dividend from the date of grant to the date of exercise by such Dividend Yield. DIUs not exercised within 10 years of the date of grant are forfeited. Distribution of a participant's benefits under the plan will be made in the form of the Company's Common Shares. The "in-the-money" value of vested DIUs at December 31, 2001 for these executives was $748,748 for Mr. Hefner, $1,321,279 for Mr. Horn, $1,312,074 for Mr. Linville, $699,400 for Mr. Burk and $452,786 for Mr. Oklak.

(2) Under the Company's shareholder value plan, awards are granted in specified dollar amounts to selected key employees. The specified award is payable to the participant on the third anniversary of the grant of the award. The actual payments under the plan are determined based upon the Company's cumulative total shareholder return for the three-year period beginning on the date of grant as compared to the cumulative total return for the S&P 500 Index and the NAREIT Equity REIT Total Return Index (the "Indices") for the same period. The Company's cumulative total shareholder return is calculated by determining the average per share closing price of the Company's Common Shares for the 30 day period preceding the end of the three year period, increased by an amount that would be realized if all cash dividends paid during the three year period were reinvested in Common Shares of the Company, and comparing this amount to the average per share closing price of the Company's Common Shares for the 30 day period preceding the date of grant. The payment of one-half of the bonus award is adjusted based upon the percentile ranking of the Company's cumulative total shareholder return as compared to each of the Indices for the same period. The payment adjustment may range from zero percent of the amount awarded, if both of the rankings of the Company's returns are less than the 50th percentile of both of the Indices, to 300 percent of the amount awarded if both of the rankings are in the 90th percentile or higher of both of the Indices, with 100 percent of the award being payable at the 60th percentile. Distribution of a participant's adjusted bonus award at the end of the three-year period after the date of grant will be made one-half in cash and one-half in the form of Common Shares of the Company. The amount of the awards paid to these executives on January 1, 2002 for the awards issued in January 1999 was $83,333 for Mr. Hefner, $91,667 for Mr. Horn, $83,333 for Mr. Linville and $66,667 for Messrs. Burk and Oklak.

                              CERTAIN TRANSACTIONS

     The Company is the sole general partner of Duke Realty Services Limited Partnership (the "Services Partnership"). The Services Partnership operations are included in the consolidated financial statements of the Company. This partnership was formed in 1993 to provide property management, leasing, construction management and development services to subsidiaries of the Company, to joint ventures partially owned by the Company and to third parties. To ensure that the income from these services did not cause the Company to fail to qualify as a real estate investment trust, a portion of the Services Partnership was acquired by certain officers of the Company upon its formation. Thomas L. Hefner, Darell E. Zink, Jr., and Gary A. Burk (executive officers of the Company) collectively own 49% of Duke Management, Inc. ("DMI"), which owns 90% of the capital interests of the Services Partnership and a profits interest in the Services Partnership that varies from 10% to 90%. The share of net income of the Services Partnership allocated to DMI in 2001 was $1,880,846. The Company has an option to acquire DMI's interest in the Services Partnership in exchange for 833,334 Units. As a result of some recent tax law changes, the Company could exercise this option without adversely effecting the Company's qualification as a real estate investment trust. However, the Board of Directors has not yet elected to exercise this option because a purchase of DMI's interest would have a dilutive effect on the after-tax earnings per share of the Company. The Company is required to purchase DMI's interest in the Services Partnership for 833,334 Units upon a change in control of the Company or upon the dissolution of DRLP. DRLP has a $20.0 million loan to the Services Partnership, which requires interest only payments at 12% through September 2003. The principal balance of this loan is then repayable over a 15-year period with interest at 12% until final maturity in September 2018. Repayment of this loan is guaranteed by DMI. DRLP also provides working capital financing to the Services Partnership at a rate of prime plus 2%.

     Prior to 2001, DMI indirectly owned a 4.8% limited partnership interest in Duke Construction Limited Partnership (the "Construction Partnership"). This entity provides construction services to third parties and engages in the development and sale of commercial real estate. Because of changes in the tax laws that became effective on January 1, 2001, the Company was able to purchase DMI's interest in the Construction Partnership without adversely impacting the Company's qualification as a real estate investment trust. Effective January 1, 2001, DRLP acquired DMI's interest in the Construction Partnership in exchange for 21,315 Units of DRLP. The value of the Units was $525,758. The unaffiliated members of the Company's Board of Directors approved this acquisition.

     The Services Partnership and the Construction Partnership provide property management, leasing, construction and other tenant related services to properties in which Messrs. Hefner, Zink and Burk have ownership interests. The Company has an option to acquire these executive officers' interests in these properties (the "Option Properties"). In 2001, the Services Partnership and the Construction Partnership received fees totaling $1,664,109 for services provided to the Option Properties. The fees charged by the Services Partnership and the Construction Partnership for such services are equivalent to those charged to third-party owners for similar services.

     The Company contracts with Steel Frame Erectors, Inc. ("SFE"), an entity 49% owned by Messrs. Hefner, Zink and Burk, for certain construction-related services. During 2001, the total costs under these contracts for Company related projects were $938,646. The construction fees earned by SFE on Company related projects were $28,775. A 50% owned subsidiary of SFE leases space in an office building from a limited liability company partially owned by the Company. The subsidiary paid $202,000 under this lease in 2001. Because of recent changes in the tax laws, the Company was able to purchase SFE's interest in this subsidiary without adversely impacting the Company's qualification as a real estate investment trust. The Company purchased SFE's interest in this subsidiary for $1,000 in January 2002.

     In 1998, the Company purchased two mortgage loans to One North Capitol Company from third party lenders ("ONCC") at a significant discount. The loans were purchased for $9,400,000 and the outstanding principal amount of the loans and the accrued but unpaid interest on the loans on the date of purchase was $22,804,393. The loans are secured by mortgages on an office building. Under the terms of the loans, substantially all of the cash flow from ONCC must be paid to the Company as debt service on the loans. Since it is unlikely that ONCC will be able to repay the entire balance of the loans upon their maturity in 2006, the Company, for financial statement purposes, recorded the acquisition of the loans in the same manner as if it had purchased the building. During 2001, ONCC paid interest of $984,365 to the Company. As of December 31, 2001, the outstanding principal amount of the loans plus the accrued but unpaid interest on those loans totaled $24,358,964. Messrs. Hefner, Zink and Burk indirectly own a 10.9% limited partnership interest in ONCC.

     In connection with the acquisition of certain assets owned by NWI Warehouse Group, L.P. ("NWI") in 1996, the Company agreed, subject to certain conditions, to acquire additional properties from NWI over a period of time and to advance funds to NWI under a demand loan agreement. The interest rate on the loan was LIBOR plus 2.10% and was secured by real estate properties held by NWI. In 2001, NWI repaid all of its obligations under the loan. At the time of repayment, the principal balance of the loan was $2,374,922. The Company received interest income of $17,362 under this loan in 2001. John W. Nelley, Jr., a Director and officer of the Company, owns a general partnership interest in NWI.

     On June 27, 2001, A. Ray Weeks, Jr. resigned his position as Vice Chairman of the Company's Board of Directors. Effective on that date, Mr. Weeks entered into a two-year noncompete agreement for which Mr. Weeks will be paid $200,000 over a 12-month period commencing in June 2002. In addition, Mr. Weeks' stock options that were vested as of the resignation date will remain exercisable until thirty-six months following such date.

     On August 17, 2001, DRLP redeemed 620,156 Units beneficially owned by Mr. Weeks and certain members of his immediate and extended family (the "Weeks Affiliates"). The deemed value of the Units redeemed was $15,724,426, which was based upon the average closing stock price of the Company's Common Shares for a certain period of days preceding the redemption date. In exchange for the Units, the Weeks Affiliates received a distribution of seven industrial rental properties and one undeveloped tract of land located in the Atlanta, Georgia metropolitan area with a value of $31,724,426. The Weeks Affiliates also assumed a loan in the amount of $16 million from Wachovia Bank, N.A. to the Company. The value of the properties distributed to the Weeks Affiliates was based upon negotiations between Mr. Weeks and members of the Company's Executive Committee, and the transaction was approved by the unaffiliated members of the Board of Directors.

             PROPOSAL NO. 2 -- RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. KPMG LLP served as the Company's independent auditor for 2001. Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative notes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     The deadline for submitting a shareholder proposal for inclusion in the Company's proxy statement for the Company's 2003 Annual Meeting of shareholders is November 15, 2002. The deadline for submitting a shareholder proposal or a nomination for director that is not to be included in such proxy statement is also November 15, 2002. Shareholders are also advised to review the Company's By-laws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

     The Board of Directors of the Company will review any shareholder proposals that are filed as required, and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2003 Annual Meeting. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which the Company is not properly notified at its principal executive offices on or before 60 days prior to the Annual Meeting, and also retain such authority under certain other circumstances.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with during the year ended December 31, 2001.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report for the year ended December 31, 2001 has been provided to all shareholders of record as of the Record Date. The Annual Report is not to be considered as proxy solicitation material.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, ON FILE WITH THE SEC, EXCLUDING CERTAIN EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE VIA THE INVESTOR RELATIONS SECTION OF THE COMPANY'S WEBSITE AT WWW.DUKEREALTY.COM OR BY WRITING TO DUKE REALTY CORPORATION, 600 EAST 96TH STREET, SUITE 100, INDIANAPOLIS, INDIANA 46240, ATTENTION: INVESTOR RELATIONS.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you plan to attend the meeting, you are urged to execute and return the proxy.

                                          For the Board of Directors,

                                          THOMAS L. HEFNER SIG
                                          Thomas L. Hefner
                                          Chairman
March 15, 2002

                             DUKE REALTY CORPORATION
                                      PROXY
                         600 EAST 96th STREET, SUITE 100
                           INDIANAPOLIS, INDIANA 46240

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


The undersigned hereby appoints Darell E. Zink, Jr., Howard L. Feinsand and John
R. Gaskin, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all Common Shares of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 24, 2002, at 3:00 p.m. and at any adjournment or postponement thereof.

To vote your proxy, please date and sign on the reverse side, and mail your proxy card in the envelope provided as soon as possible.


                         (continued on the reverse side)

/x/ Please mark your votes as in this example.

                        FOR ALL NOMINEES  WITHHOLD
                        LISTED AT RIGHT   AUTHORITY         NOMINEES:
                        (except as        to vote for       Barrington H. Branch
                        indicated to the  nominee(s)        Thomas L. Hefner
                        contrary below)   listed at right   L. Ben Lytle
                                                            John W. Nelley, Jr.
1.  ELECTION OF
    DIRECTORS FOR A
    TERM OF THREE
    YEARS.                    / /                 / /

  For, except vote withheld from the following nominee(s):

  -----------------------------------------------------

                                                   FOR       AGAINST   ABSTAIN
2.  Proposal TO RATIFY APPOINTMENT OF KPMG LLP     / /        / /        / /
    AS INDEPENDENT AUDITORS


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

The undersigned acknowledges receipt from Duke Realty Corporation of, prior to the execution of this proxy, a notice of the meeting, a proxy statement, and an annual report to shareholders.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE __________________________________________ DATE ___________________


SIGNATURE __________________________________________ DATE ___________________
                (SIGNATURE IF HELD JOINTLY)

NOTE: Please sign exactly as name appears above. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                 REVOCABLE PROXY